Exhibit 10.3
Occidental Petroleum Corporation	5 Greenway Plaza, Suite 110, Houston, Texas 77046-0521 P.O. Box 27570, Houston, Texas 77227-7570 Phone 713.215.7000 www.oxy.com

***Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

August __, 2019

Christopher Champion
c/o Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046

Retention Agreement

Dear Chris,

As you know, it is expected that Occidental Petroleum Corporation (“Occidental”) will acquire Anadarko Petroleum Corporation and its subsidiaries (together, the “Company,” such acquisition, the “Occidental-Anadarko Transaction”). You are an important member of the leadership team of the Company, and your continued employment is important to the success of Occidental’s and the Company’s strategic plans. As an incentive to you to continue employment, you will be entitled to the payments and benefits described below, on the terms and conditions set forth in this Retention Agreement. Payments and benefits hereunder are contingent on the closing of the Occidental-Anadarko Transaction. The closing date of the Occidental-Anadarko Transaction is referred to herein as the “Closing Date.”

1.          Occidental-Anadarko Closing Bonus. Subject to your continued employment with Anadarko through the Closing Date, Occidental shall pay you on the Closing Date a cash bonus (the “Occidental-Anadarko Closing Bonus”) in an amount equal to, and in lieu of, the amount of payments and benefits you would have been entitled to receive under Section 6(a) of the Key Employee Change of Control Contract between Anadarko Petroleum Corporation and its successor and assigns and you, dated as of June 1, 2015 (as amended, the “Change of Control Contract”) upon a qualifying termination of employment described therein. Such amount is estimated to be $3,984,201, as calculated based on the assumptions set out on Attachment A, and is subject to adjustment in order to achieve the best after-tax result for you as described in Section 9 of the Change of Control Contract.

2.         Retention Bonus. Subject to your continued employment with Occidental as of each payment date described below, Occidental shall pay you a cash bonus in the amounts as set forth below as follows:

Payment Date	Payment Amount
6 Month Anniversary of the Closing Date	$316,666
12 Month Anniversary of the Closing Date	$316,666
18 Month Anniversary of the Closing Date	$316,666

The applicable installment of the Retention Bonus will be paid on or as soon as practicable following the payment date specified above (but in no event later than 30 days following such date), provided that the applicable service conditions are met. Notwithstanding the foregoing, in the event your employment is terminated by Occidental without Cause (as defined in the Change of Control Contract), or due to your death or Disability (as defined in the Change of Control Contract) prior to the payment of the final installment of the Retention Bonus, you will be paid any unpaid installments of the Retention Bonus within 30 days following your termination date. If your employment is terminated for Cause or you voluntarily terminate your employment, you will immediately forfeit any unpaid installment of the Retention Bonus.

3.          Post-Closing Date Compensation and Job Title. Your base salary, bonus targets and short and long-term incentive opportunities will remain at least equal to such amounts as in effect immediately prior to the Closing Date. Subject to approval of the Board of Directors of Occidental Petroleum Corporation, your job title will be Vice President, Chief Accounting Officer and Controller of Occidental Petroleum Corporation.

4.          Waiver of Good Reason. By entering into this Retention Agreement and subject to payment of the Occidental-Anadarko Closing Bonus pursuant to the terms hereof, you waive, with respect to the Occidental-Anadarko Transaction, any rights you may have had to “good reason” rights under Anadarko’s benefit plans and the “good reason” and involuntary termination rights you may have had under the Change of Control Contract. You specifically understand and agree that, by waiving such rights, you will not be entitled to any severance benefits if you resign or you are involuntarily terminated (it being understood that “severance benefits” does not include any payments and benefits payable under this Retention Agreement).

5.          Assumption of Change of Control Contract. Contingent upon the Closing of the Occidental-Anadarko Transaction, Occidental shall assume expressly and agree to perform the Change of Control Contract in the same manner and to the same extent that the Company would be required to perform it as if the Occidental-Anadarko Transaction had not taken place, taking into account your waiver of “good reason” and involuntary termination rights under the Change of Control Contract pursuant to Section 4 above.

6.          Waiver of Other Agreements. By entering into this Retention Agreement and other than (a) your surviving rights under the Change of Control Contract (taking into account the terms of this Retention Agreement), (b) your rights under any outstanding equity awards, (c) any vested rights you may have under Anadarko’s retirement plans, (d) your rights under this Retention Agreement and (e) any rights that cannot be released under applicable law, such as rights or claims to workers’ compensation or unemployment insurance benefits, you waive any compensation or other rights to which you may otherwise be entitled arising out of or relating to (x) your employment with, or performance at, the Company, (y) the meeting of any milestones or results related to the Company or (z) the Occidental-Anadarko Transaction. For the avoidance of doubt, any rights you have under any outstanding equity awards, including your rights upon an involuntary of termination of employment, shall survive.

7.         Non-Disclosure. You will not disclose the terms and conditions of this Retention Agreement to anyone other than your immediate family, accountant, or attorney or as directed by lawful court order, subpoena or other judicial or administrative process, except as required by or otherwise permitted by applicable law or if requested by a governmental or regulatory investigation. You are specifically prohibited from disclosing both the existence and terms of this Retention Agreement to co-workers, subordinates, peers and other work-related associates, except for members of management and/or Human Resources who are responsible for the administration and processing of this Retention Agreement.

8.        Withholding; Tax. Occidental may deduct and withhold from any amount payable under this Retention Agreement such taxes as are required to be withheld pursuant to any applicable law. This Retention Agreement shall be administered, interpreted and construed in a manner consistent with the requirements and exemptions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Each payment under this Retention Agreement shall be treated as a separate identified payment for purposes of Section 409A.

9.          Miscellaneous. This Retention Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, communications, whether oral or written relating to retention awards. This Retention Agreement is not, and nothing in this Retention Agreement shall be construed as, a guarantee to provide continuing employment to you. No provisions of this Retention Agreement may be amended or waived except by a written document signed by you and a duly authorized officer of Occidental. The validity, interpretation, construction and performance of this Retention Agreement shall be governed by the laws of the State of Texas (without giving effect to its conflicts of law). You shall not be permitted to assign this Retention Agreement or any interest herein to anyone.

10.       Voluntary Execution. The parties acknowledge that: (a) they are executing this Retention Agreement voluntarily and without any duress or undue influence from any person; (b) they have read and understand the terms and consequences of this Retention Agreement; and (c) they are fully aware of the legal and binding effect of this Retention Agreement.

11.       Effectiveness. If the merger agreement pursuant to which Occidental will acquire Anadarko terminates and the Occidental-Anadarko Transaction does not occur, then this Retention Agreement will also terminate and become null and void, and none of Occidental, Anadarko, or any of their affiliates will have any liability to you or any other person, and you will not have any liability to any person by reason of this Retention Agreement.

*    *    *    *

Please indicate your understanding and agreement with the above by signing the attached copy of this Retention Agreement and returning it to Darin Moss. Thank you for your contributions thus far and the contributions we know you’ll make in the time ahead.

Very truly yours,

OCCIDENTAL PETROLEUM CORPORATION

By:
Darin Moss
Vice President, Human Resources

Accepted and Agreed:

Christopher Champion

Dated: ___________________________, 2019

Attachment A

[Redacted]